January 2008 Pricing Sheet dated January 4, 2008 relating to Preliminary Pricing Supplement No. 462 dated December 18, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
PLUS based on the Dow Jones–AIG Commodity IndexSM due January 11, 2011
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 4, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,195,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	January 4, 2008
Original issue date:	January 11, 2008 (5 business days after the pricing date)
Maturity date:	January 11, 2011
Underlying index:	Dow Jones–AIG Commodity IndexSM
Payment at maturity:
If final index value is greater than initial index value,
$1,000 + leveraged upside payment
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	There will be no maximum payment at maturity.
Minimum payment at maturity:	There will be no minimum payment at maturity.
Leveraged upside payment:	$1,000 x upside leverage factor x index percent increase
Upside leverage factor:	145%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	189.838, the official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date:	January 4, 2011, subject to adjustment for certain market disruption events
Interest:	None
CUSIP:	6174462J7
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	100%	2%	98%
Total	$3,195,000	$63,900	$3,131,100
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PLUS particularly.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 462 dated December 18, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.